Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188625

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Maximum Offering Price per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	3,902,862(1)	$92.24	$359,999,990.88	$49,104

(1)	Includes shares of Common Stock that may be purchased by the underwriter pursuant to its option to purchase additional shares of Common Stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated May 15, 2013

3,393,793 Shares

Tesla Motors, Inc.

Common Stock

This is a public offering of shares of common stock of Tesla Motors, Inc.

Tesla is offering all of the shares to be sold in the offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSLA.” The last reported sale price of our common stock on May 16, 2013, as reported on Nasdaq, was $92.20 per share.

Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to an aggregate of 1,084,129 shares of our common stock for an aggregate purchase price of approximately $100 million, of which 487,857 shares of our common stock would be purchased in this offering at the public offering price, for a purchase price of approximately $45 million, and of which 596,272 shares of our common stock would be purchased directly from us at the public offering price in a subsequent private placement, subject only to necessary regulatory approvals, for an additional purchase price of approximately $55 million.

Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering 1.50% convertible senior notes due 2018, or the notes, to the public in the aggregate principal amount of $600,000,000 (or $660,000,000 if the underwriters for the concurrent notes offering exercise in full their over-allotment option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, and the closing of the concurrent offering of notes is not contingent upon the closing of this offering of common stock.

We intend to use (1) approximately $452.4 million of the net proceeds from this offering and our concurrent note offering for the prepayment of the DOE Loan Facility, (2) approximately $50.9 million of the net proceeds from these offerings to pay the cost of the convertible note hedge transactions entered into in connection with our concurrent note offering (after such cost is partially offset by the proceeds to us from the warrant transactions described in “Concurrent Note Hedge and Warrant Transactions”) and (3) the remaining net proceeds from these offerings and our subsequent private placement to Mr. Musk, if any, for general corporate purposes. See “Use of Proceeds”.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” on page S-8 of this prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price	$92.24	$313,043,466
Underwriting discount(1)	$1.029053	$3,492,393
Proceeds, before offering expenses, to Tesla	$91.210947	$309,551,073

(1)	We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting.”

To the extent that the underwriter sells more than 3,393,793 shares of common stock, the underwriter has the option to purchase up to an additional 509,069 shares from us at the offering price less an underwriting discount of $1.029053 per share.

The underwriter expects to deliver the shares of common stock against payment in New York, New York on or about May 22, 2013.

Goldman, Sachs & Co.

Prospectus Supplement dated May 16, 2013

Unless we have indicated otherwise, references in this prospectus to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla Motors, Inc. and its subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information. You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

S-ii

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus, including statements relating to European and Asian launch expectations of Model S; schedule for the introduction of future options and variants, production, delivery and volume expectations of Model S; vehicle demand, revenue, volume, gross margin, and spending targets; the schedule, development, and features of, and our ability to leverage the Model S platform for, Model X; our ability to execute multiple product development programs simultaneously; the expected benefits from working on the development programs with Daimler and Toyota; our ability to repay our loan facility with the Federal Financing Bank (FFB) and the United States Department of Energy (DOE), which we refer to as the DOE Loan Facility, including prior to the vesting of the related DOE warrants; and future store, service center and Tesla Supercharger opening and expansion plans are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: delays in maintaining current and future levels of production of Model S, including the ability of suppliers to supply parts at desired quality and quantity levels; our ability to achieve planned cost reductions and manufacturing and logistics efficiencies; our ability to design and achieve market acceptance of new vehicle models, specifically Model S and Model X; consumers’ willingness to adopt electric vehicles; our ability to manage our business consistent with the requirements of our DOE Loan Facility; risks associated with the ability to achieve the expected financial results from the development and production of powertrain systems for the Toyota RAV4 EV and vehicles for Daimler, including the completion of negotiations for an agreement for the supply of production powertrains for the Mercedes-Benz B-Class EV; competition in the automotive market generally and the alternative fuel vehicle market in particular; our ability to establish, maintain and strengthen our brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; our ability to establish, maintain and strengthen our relationships with strategic partners such as Daimler, Toyota and Panasonic; customers’ uptake of vehicles under our unique financing program and our ability to execute and manage such program effectively; and our ability to execute on our plans for our interactive retail strategy and for new store, service center and Tesla Supercharger openings. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, or future events, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section captioned “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section entitled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, any reference to or description of our concurrent notes offering herein is wholly subject to the other prospectus supplement pursuant to which our notes are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase our notes.

TESLA MOTORS, INC.

Overview

We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components. We own our sales and service network and have operationally structured our business in a manner that we believe will enable us to rapidly develop and launch advanced electric vehicles and technologies. We believe our vehicles, electric vehicle engineering expertise, and operational structure differentiates us from incumbent automobile manufacturers.

We are the first company to commercially produce a federally-compliant electric vehicle, the Tesla Roadster, which achieves a market-leading range on a single charge combined with attractive design, driving performance and zero tailpipe emissions. As of March 31, 2013, we had delivered approximately 2,450 Tesla Roadsters to customers in over 30 countries. While we have concluded the production run of the Tesla Roadster, its proprietary electric vehicle powertrain system is the foundation of our business. We modified this system for our Model S sedan and plan to continue to enhance it for use in our future electric vehicles, including our Model X crossover.

We began shipments of our second vehicle, the Model S sedan, in June 2012, and achieved our steady-state production run rate of 20,000 vehicles per year in December 2012. In the quarter ended March 31, 2013, we delivered approximately 4,900 Model S vehicles to customers. Model S is a four door, five-passenger premium sedan that offers exceptional performance, functionality and attractive styling. Model S has won several awards, including the prestigious Motor Trend Car of the Year for 2013. In addition, Consumer Reports recently gave the Model S a score of 99 out of 100 and commented that the Model S performs better than any car that they have ever tested before. As of March 31, 2013, we had delivered over 7,500 Model S vehicles to customers in North America, and we plan to start deliveries of the Model S into select European countries this summer and Asian deliveries later in 2013.

We are adapting the platform architecture of the Model S to develop our Model X crossover, a prototype of which we revealed in February 2012. This unique vehicle has been designed to fill the niche between the roominess of a minivan and the style of an SUV, while having high performance features such as a dual motor all-wheel drive system.

In addition to developing our own vehicles, we provide services for the development of full electric powertrain systems and components, and sell electric powertrain components to other automotive manufacturers. We have provided development services and powertrain components to Daimler AG (Daimler) for its Smart fortwo and Mercedes-Benz A-Class and B-Class electric vehicles. We also have developed a full electric powertrain system for Toyota Motor Corporation (Toyota) for use in its RAV4 EV and began shipping production components to Toyota in 2012.

We were incorporated in 2003 in Delaware. As of March 31, 2013, we had 3,179 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Tesla Motors,” “Tesla Roadster,” “Model S,” “Model X” and other trademarks or service marks of Tesla appearing in this prospectus supplement and the accompanying prospectus are the property of Tesla.

THE OFFERING

Issuer	Tesla Motors, Inc., a Delaware corporation

Common stock we are offering	3,393,793 shares (or 3,902,862 shares if the underwriter exercises its option to purchase additional shares in full)

Common stock to be outstanding after this offering

118,554,833 shares (or 119,660,174 shares if the underwriter exercises its option to purchase additional shares in full and Mr. Musk purchases additional shares of common stock in the subsequent private placement).

Use of proceeds	We expect to receive net proceeds from this offering of approximately $309.1 million (or approximately $355.5 million if the underwriter exercises its option to purchase additional shares in full) after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use (1) approximately $452.4 million of the net proceeds from this offering and our concurrent note offering for the prepayment of the DOE Loan Facility, (2) approximately $50.9 million of the net proceeds from these offerings to pay the cost of the convertible note hedge transactions entered into in connection with our concurrent note offering (after such cost is partially offset by the proceeds to us from the warrant transactions described in “Concurrent Note Hedge and Warrant Transactions”) and (3) the remaining net proceeds from these offerings and the subsequent private placement to Mr. Musk, if any, for general corporate purposes. See “Use of Proceeds.”

Elon Musk share purchase	Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to an aggregate of 1,084,129 shares of our common stock for an aggregate purchase price of approximately $100 million, of which 487,857 shares of our common stock would be purchased in this offering at the public offering price, for a purchase price of approximately $45 million, and of which 596,272 shares of our common stock would be purchased directly from us at the public offering price in a subsequent private placement, subject only to necessary regulatory approvals, for an additional purchase price of approximately $55 million.

Concurrent note offering	Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering 1.50% convertible senior notes due 2018 to the public in the aggregate principal amount of $600 million (or $660 million if the underwriters for the concurrent notes offering exercise in full their over-allotment option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, and the closing of the concurrent offering of notes is not contingent upon the closing of this offering of common stock.

Risk factors	See “Risk Factors” beginning on page S-8 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Global Select Market symbol	“TSLA”

The number of shares of common stock that will be outstanding after this offering is based on the 115,161,040 shares outstanding as of March 31, 2013 and excludes:

•	24,862,301 shares of common stock issuable upon the exercise of options outstanding at March 31, 2013 at a weighted average exercise price of $21.77 per share;

•

3,085,011 shares of common stock issuable upon the exercise of a warrant granted to the DOE in connection with the closing of our DOE Loan Facility in January 2010, at an exercise price of $7.54 per share, and 5,100 shares of common stock issuable upon the exercise of a warrant granted to the DOE in May 2010, at an exercise price of $8.94 per share (we intend to use proceeds from this offering and our concurrent note offering to repay the DOE Loan Facility, which will result in termination of the warrants);

•

6,149,433 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 3,389,067 shares of common stock reserved for issuance under our 2010 Equity Incentive Plan and 2,760,366 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year; and

•

the shares of our common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent notes offering and the warrant transactions being entered into in connection therewith.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its right to purchase up to an additional 509,069 shares of common stock from us in this offering and no exercise by the underwriters in our concurrent note offering of their right to purchase up to an additional $60 million aggregate principal amount of notes from us in our concurrent notes offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012, are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The summary unaudited consolidated financial data for the three months ended March 31, 2012 and 2013 and as of March 31, 2013 are derived from our unaudited consolidated financial statements that are incorporated into this prospectus supplement. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes included in our annual and quarterly reports which are incorporated by reference into this prospectus supplement.

				(unaudited)
	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Automotive sales	$97,078	$148,568	$385,699	$19,245	$555,203
Development services	19,666	55,674	27,557	10,922	6,589

Total revenues	116,744	204,242	413,256	30,167	561,792
Cost of revenues(1):
Automotive sales	79,982	115,482	371,658	13,932	461,818
Development services	6,031	27,165	11,531	6,025	3,654

Total cost of revenues	86,013	142,647	383,189	19,957	465,472
Gross profit	30,731	61,595	30,067	10,210	96,320
Operating expenses(1):
Research and development	92,996	208,981	273,978	68,391	54,859
Selling, general and administrative	84,573	104,102	150,372	30,582	47,045

Total operating expenses	177,569	313,083	424,350	98,973	101,904
Loss from operations	(146,838)	(251,488)	(394,283)	(88,763)	(5,584)
Interest income	258	255	288	90	10
Interest expense	(992)	(43)	(254)	(65)	(118)
Other income (expense), net(2)	(6,583)	(2,646)	(1,828)	(1,076)	17,091

Income (loss) before income taxes	(154,155)	(253,922)	(396,077)	(89,814)	11,399
Provision for income taxes	173	489	136	59	151

Net income (loss)	$(154,328)	$(254,411)	$(396,213)	$(89,873)	$11,248

Net income (loss) per share of common stock, basic(3)	$(3.04)	$(2.53)	$(3.69)	$(0.86)	$0.10

Shares used in computing net income (loss) per share of common stock, basic(3)	50,718,302	100,388,815	107,349,188	104,784,343	114,711,899

Net income (loss) per share of common stock, diluted(3)	$(3.04)	$(2.53)	$(3.69)	$(0.86)	$0.10

Shares used in computing net income (loss) per share of common stock, diluted(3)	50,718,302	100,388,815	107,349,188	104,784,343	124,265,292

Supplemental pro forma net income per share of common stock, basic(4)					$0.10

Shares used in computing supplemental pro forma net income per share of common stock, basic(4)					114,711,899

Supplemental pro forma net income per share of common stock, diluted(4)					$0.00

Shares used in computing supplemental pro forma net income per share of common stock, diluted(4)					121,813,574

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands)
Cost of sales	$243	$670	$2,194	$7	$1,536
Research and development	4,139	13,377	26,580	5,932	7,644
Selling, general and administrative	16,774	15,372	21,371	4,772	5,688

Total	$21,156	$29,419	$50,145	$10,711	$14,868

(2)	In January 2010, we issued a warrant to the DOE in connection with the closing of the DOE Loan Facility to purchase shares of our Series E convertible preferred stock. This convertible preferred stock warrant became a warrant to purchase shares of our common stock upon the closing of our initial public offering (IPO). The warrant provides that beginning on December 15, 2018 and until December 14, 2022, the shares subject to purchase under the warrant will become exercisable in quarterly amounts depending on the average outstanding balance of the DOE Loan Facility, if any, during the prior quarter. Since the number of shares of common stock ultimately issuable under the warrant will vary, this warrant will be carried at its estimated fair value with changes in the fair value of this common stock warrant liability reflected in other expense, net, until its expiration or vesting. We entered into an amendment with the DOE effective March 1, 2013. We agreed among other things to: (i) modify certain future financial covenants; (ii) accelerate the maturity date of the DOE Loan Facility to December 15, 2017; (iii) create an obligation to repay approximately 1.0% of the outstanding principal under the DOE Loan Facility on or before June 15, 2013; and (iv) create additional contingent obligations based on excess cash flow that may result in accelerated repayment of the DOE Loan Facility starting in 2015. Accordingly, the DOE warrants are no longer expected to vest and we therefore recognized a one-time non-cash gain of $10.7 million from the elimination of this warrant liability in the quarter ended March 31, 2013. Potential shares of common stock issuable upon exercise of the DOE warrant are excluded from the calculation of diluted net loss per share of common stock. We intend to use approximately $452.4 million of the net proceeds from this offering and our concurrent note offering to repay the DOE Loan Facility, which will result in termination of the warrants.
(3)	Our basic net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding for the period. The diluted net income (loss) per share of common stock is computed by dividing the net income (loss) by the weighted-average number of shares of common stock, excluding common stock subject to repurchase, and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of stock options to purchase shares of our common stock and warrants to purchase shares of our common stock (using the treasury stock method). For purposes of these calculations, potential shares of common stock have been excluded from the calculation of diluted net loss per share of common stock, when antidilutive.
(4)	Supplemental pro forma basic and diluted net income (loss) per share of common stock is calculated to give effect to: (i) the number of additional shares related to the concurrent offering of 1.50% convertible senior notes due 2018 that would have been required to be issued to repay the balance of DOE Loan Facility that were outstanding at December 31, 2012 and March 31, 2013; and (ii) the elimination of the dilutive shares related to the DOE warrants. Also, the numerator in the supplemental pro forma basic and diluted net income (loss) per share of common stock has been adjusted to reverse the interest expense on the DOE Loan Facility which is assumed to be repaid using a portion of the net proceeds of the concurrent offering of 1.50% convertible senior notes due 2018. Supplemental pro forma basic and diluted net income (loss) per share of common stock is not presented for the year ended December 31, 2012 as the amount does not differ from actual basic and diluted net loss per share of common stock.

(unaudited) Three Months Ended March 31, 2013
Numerator	(in thousands, except shares)
Net income used in computing net income per share of common stock, basic	$11,248
Pro forma adjustment to reverse interest expense related to repayment of outstanding DOE Loan Facility	—

Net income used in computing supplemental pro forma net income per share of common stock, basic	11,248
Adjustment for change in fair value of common stock warrant liability	(10,692)

Net income used in computing supplemental pro forma net income per share of common stock, diluted	$556

Denominator
Shares used in calculating net income per share of common stock, basic	114,711,899
Pro forma adjustment to include additional shares related to the concurrent offering of 1.50% convertible senior notes due 2018 that would have been required to be issued to repay the outstanding DOE Loan Facility of $439.6 million	—

Shares used in calculating supplemental pro forma net income per share of common stock, basic	114,711,899
Dilutive securities:
Stock options	7,057,956
Employee stock purchase plan	43,719

Shares used in calculating supplemental pro forma net income per share of common stock, diluted	121,813,574

As of March 31, 2013
Actual
(unaudited)
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$214,417
Restricted cash(1)	21,763
Property, plant and equipment, net	581,997
Working deficit	(9,630)
Total assets	1,143,778
Common stock warrant liability	—
Capital lease obligations, less current portion	10,460
Long-term debt, less current portion	388,785
Total stockholders’ equity	168,583

(1)	The restricted cash includes $14.6 million deposited in dedicated DOE accounts in accordance with the requirements of our DOE Loan Facility which will be used primarily for repayment of all principal and interest that will come due on June 15, 2013. Restricted cash also includes security deposits held by vendors as part of the vendors’ standard credit policies, security deposits related to lease agreements and equipment financing, and certain refundable reservation payments segregated in accordance with state consumer protection regulations. Upon consummation of this offering and the repayment of the DOE Loan Facility in full, the $14.6 million deposited in dedicated DOE accounts will be returned to us by the DOE.

As we intend to use approximately $452.4 million of the net proceeds from this offering and our concurrent note offering for the prepayment of the DOE Loan Facility, and the ratio of earnings to fixed charges would change by ten percent or more, pro forma ratio of earnings to fixed charges is presented below (unaudited):

	Fiscal Year Ended December 31, 2012	Three Months Ended March 31, 2013
Pro forma ratio of earnings to fixed charges(1)(2)	—	1.4x

(1)	For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings were inadequate to cover the fixed charges by $427.1 million for the year ended December 31, 2012.
(2)	Pro forma ratio of earnings to fixed charges is calculated as follows:

	Fiscal Year Ended 2012	Three Months Ended March 31, 2013
	(in thousands)
Earnings:
As calculated based on historical earnings	$(391,510)	$13,156

Pro forma fixed charges:
Fixed charges as calculated based on historical fixed charges	$11,811	$3,545
Add: Interest expense related to convertible senior notes used to repay DOE Loan Facility	31,303	8,055
Subtract: Interest expense related to DOE Loan Facility previously outstanding during the period	(7,532)	(2,068)

Total fixed charges, as adjusted	$35,582	$9,532

Pro forma ratio of earnings to fixed charges	—	1.4x

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Offering and Our Common Stock

The trading price of our common stock is likely to continue to be volatile.

Our shares of common stock began trading on the Nasdaq Global Select Market on June 29, 2010 and therefore, the trading history for our common stock has been limited. In addition, the trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our common stock has experienced an intra-day trading high of $97.12 per share and a low of $25.52 per share over the last 52 weeks. In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock during the period following a securities offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

A substantial portion of our total outstanding shares are held by a small number of insiders and investors and may be sold in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market in the future, and the perception that these sales could occur may also depress the market price of our common stock. Stockholders owning a substantial portion of our total outstanding shares are entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States, subject to the restrictions of Rule 144. In addition, we have registered shares previously issued or reserved for future issuance under our equity compensation plans and agreements, a portion of which are related to outstanding option awards. Subject to the satisfaction of applicable exercise periods and, in certain cases, lock-up agreements, the shares of common stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market. Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

Mr. Musk has borrowed funds from affiliates of our underwriters and pledged shares of our common stock to secure these borrowings. The forced sale of these shares pursuant to a margin call could cause our stock price to decline and negatively impact our business.

Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., has made extensions of credit in the aggregate amount of $125 million to Elon Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, a portion of the proceeds of which Mr. Musk used to purchase our common stock. Goldman Sachs Bank USA has agreed to make additional extensions of credit in an aggregate amount of $150 million to Elon Musk and the Trust, which together with the currently outstanding $125 million would total $275 million. Mr. Musk will pay the purchase price for up to 487,857 shares of common stock he has indicated a preliminary interest in purchasing in this offering and the 596,272 shares of our common stock being purchased in a subsequent private placement with a portion of the proceeds of these additional extensions of credit to be made by Goldman Sachs Bank USA. Interest on these loans accrue at market rates. Goldman Sachs Bank USA received and will receive customary fees and expense reimbursements in connection with these loans. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co. In addition, Morgan Stanley Smith Barney LLC, an affiliate of Morgan Stanley & Co. LLC, has made a loan to Mr. Musk in the aggregate amount of $25 million. Interest on this loan accrues at market rates. Morgan Stanley Smith Barney LLC received and may receive customary fees and expense reimbursements in connection with this loan.

We are not party to these loans, which are full recourse against Mr. Musk and the Trust and other shares of capital stock of unrelated entities owned by Mr. Musk and the Trust. The terms of these loans were negotiated directly between Mr. Musk and Goldman Sachs Bank USA and Morgan Stanley Smith Barney LLC, respectively.

If the price of our common stock declines, Mr. Musk may be forced by Goldman Sachs Bank USA and/or Morgan Stanley Smith Barney LLC to provide additional collateral for the loans or to sell shares of our common stock in order to remain within the margin limitations imposed under the terms of his loans. The loans between Goldman Sachs Bank USA and Morgan Stanley Smith Barney LLC on the one hand, and Mr. Musk and the Trust on the other hand, prohibit the non-pledged shares currently owned by Mr. Musk and the Trust from being pledged to secure any other loans. These factors may limit Mr. Musk’s ability to either pledge additional shares of our common stock or sell shares of our common stock as a means to avoid or satisfy a margin call with respect to his pledged common stock in the event of a decline in our stock price that is large enough to trigger a margin call. Any sales of common stock following a margin call that is not satisfied may cause the price of our common stock to decline further.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering and the sale of shares of our common stock in our subsequent private placement to Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, and without taking into account any shares that may be issued upon conversion of the notes being sold in our concurrent note offering, our executive officers, directors and their affiliates will beneficially own, in the aggregate, approximately 33.8% of our outstanding shares of common stock. In particular, Mr. Musk, will beneficially own approximately 27.3% of our outstanding shares of common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Risks Related to Our Concurrent Note Offering

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The convertible note hedge and warrant transactions may affect the value of our common stock.

In connection with the pricing of the notes, we intend to enter into convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes. The convertible note hedge transactions are expected to reduce the potential dilution and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes. We also intend to enter into warrant transactions with the hedge counterparties relating to the same number of shares of our common stock, subject to customary anti-dilution adjustments. However, the warrant transactions could separately have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants on the applicable expiration dates. If the underwriters exercise their option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not our concurrent offering of notes is completed, the hedge counterparties (or their affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the price of our common stock and the value of the notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the shares of our common stock. In addition, we do not make any representation that the hedge counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, we would be required to settle a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, may have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income (or greater net loss) in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock.

In addition, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock in this offering will be approximately $309.1 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. If the underwriter’s option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds in this offering will be approximately $355.5 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay.

We intend to use (1) approximately $452.4 million of the net proceeds from this offering and our concurrent note offering for the prepayment of the DOE Loan Facility, (2) approximately $50.9 million of the net proceeds from these offerings to pay the cost of the convertible note hedge transactions entered into in connection with our concurrent note offering (after such cost is partially offset by the proceeds to us from the warrant transactions described in “Concurrent Note Hedge and Warrant Transactions”) and (3) the remaining net proceeds from these offerings and our subsequent private placement to Mr. Musk, if any, for general corporate purposes. Pending use of the proceeds as described above, we intend to invest the proceeds in highly liquid cash equivalents or United States government securities.

The DOE Loan Facility bears interest at rates ranging from 0.911% to 3.442% per annum and matures on December 15, 2017.

DESCRIPTION OF COMMON STOCK

The following is a summary of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC, and applicable provisions of Delaware law.

General

Our authorized capital stock consists of 2,100,000,000 shares, with a par value of $0.001 per share, of which 2,000,000,000 shares are designated as common stock.

As of March 31, 2013, we had outstanding 115,161,040 shares of common stock, held of record by 553 stockholders. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held by banks, brokers and other financial institutions.

In addition, as of March 31, 2013, we also had outstanding options to acquire 24,826,301 shares of common stock.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Warrants

In connection with our DOE Loan Facility we have issued the DOE a convertible warrant to purchase up to 3,085,011 shares of our common stock, at an exercise price of $7.54 per share, and a warrant to purchase up to 5,100 shares of our common stock, at an exercise price of $8.94 per share. The shares subject to the warrants will vest and become exercisable beginning on December 15, 2018 in quarterly amounts through December 14, 2022 proportionately based on the average outstanding balance of the loan during the prior quarter. If we prepay our DOE Loan Facility in full or in part, the total amount of shares exercisable under the warrants will be proportionately reduced. If not exercised, these warrants will expire after December 15, 2023. Upon an event of default either arising from a change of control or any other event of default that is not cured after a certain period, the warrants will vest with respect to all unvested shares then remaining under the warrants. Prior to December 15, 2018, the warrants are transferable by the DOE only to other federal agencies of the United States government. After December 15, 2018, the warrants are transferable to any other person or entity. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of stock dividends, stock splits, reorganizations, and reclassifications, consolidations and the like. We entered into an amendment with the DOE effective March 1, 2013, pursuant to which we agreed, among other things, to accelerate the maturity date of the DOE Loan Facility to December 15, 2017. Accordingly, we expect that the DOE warrants will terminate prior to exercise. We intend to use proceeds from this offering and our concurrent note offering to repay the DOE Loan Facility, which will result in termination of the warrants.

Registration Rights

Stockholder Registration Rights—Overview

Certain holders of unregistered common stock purchased in private placements, or their permitted transferees (Registration Rights Holders), are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate with respect to the registration rights of an individual holder after the date that is five years following such time when the holder can sell all of the holder’s shares in any three month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Stockholder Registration Rights—Demand Registration Rights

The Registration Rights Holders are currently entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, at our expense, upon the written request of holders of a majority of these shares, to use our best efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement. In addition, we are required to effect up to two separate registrations upon the written request of Blackstar Investco LLC, or Blackstar.

Stockholder Registration Rights—Short-Form Registration Rights

The Registration Rights Holders are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from either the holders of at least 20% of these shares to us, or Blackstar, to have such shares registered by us at our expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1,000,000, subject to certain exceptions.

Stockholder Registration Rights—Piggyback Registration Rights

The Registration Rights Holders are currently entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

DOE Registration Rights—Overview

In connection with our DOE Loan Facility, we have also granted certain registration rights to the DOE related to the shares exercisable upon the warrants issued to the DOE described above, which we currently do not expect to vest. These registration rights will only become effective if the DOE elects to exercise all or a portion of the shares subject to the warrants, if they vest.

DOE Registration Rights—Demand Registration Rights

Under the terms of this agreement, the DOE is entitled to demand two registrations of our common stock. If the DOE initiates a demand registration pursuant to this provision, we will be required to use best efforts to register all or a portion of these shares for public resale.

DOE Registration Rights—Short-Form Registration Rights

The DOE is entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, the DOE has the right, upon written request, to have such shares registered by us at our expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1,000,000, subject to certain exceptions.

DOE Registration Rights—Piggyback Registration Rights

The DOE is entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the DOE is entitled to include its shares in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by the DOE for marketing reasons, subject to certain limitations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is it more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 662-7232.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “TSLA.”

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our common stock, we are offering $600 million aggregate principal amount of 1.50% convertible senior notes due 2018 ($660 million aggregate principal amount if the underwriters exercise their over-allotment option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. Through this offering, our concurrent notes offering and our subsequent private placement of shares of common stock to Mr. Musk, we intend to raise gross proceeds of approximately $968.0 million (up to $1.075 billion if the underwriter in this offering exercises in full its option to purchase additional shares and the underwriters in the concurrent note offering exercise in full their over-allotment option to purchase additional notes in the offerings). However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon our notes offering and our notes offering is not contingent upon this common stock offering. We cannot assure you that our notes offering will be completed.

The notes will mature on June 1, 2018, unless earlier converted or repurchased. The notes will bear interest at a rate of 1.50% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of 8.0306 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $124.52 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Assuming no exercise of the underwriters’ over-allotment option with respect to the notes, we estimate that the net proceeds of the convertible senior note offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $589.0 million. In connection with the note offering, we expect to enter into convertible note hedge and warrant transactions with one or more counterparties. See “Convertible Note Hedge and Warrant Transactions.”

CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the concurrent offering of the notes, we intend to enter into convertible note hedge transactions with one or more of the underwriters or their respective affiliates or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock that are initially underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also intend to enter into warrant transactions with the hedge counterparties relating to the same number of shares of our common stock, with a strike price of $184.48, subject to customary anti-dilution adjustments.

We intend to use approximately $50.9 million of the net proceeds from this offering and our concurrent note offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions). If the underwriters in the concurrent note offering exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset potential cash payments in excess of the principal amount upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the hedge counterparties upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from them a number of shares of our common stock and/or an amount of cash generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants (i.e., on the applicable expiration dates), we will owe the hedge counterparties a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes ad prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock or the notes.

SUBSEQUENT PRIVATE PLACEMENT

Mr. Elon Musk, our Chief Executive Officer and Chairman of the Board of Directors, through the Elon Musk Revocable Trust dated July 22, 2003, has indicated his preliminary interest in purchasing up to an aggregate of 1,084,129 shares of our common stock for an aggregate purchase price of approximately $100 million, of which 487,857 shares of our common stock would be purchased in this offering at the public offering price, for a purchase price of approximately $45 million, and of which 596,272 shares of our common stock would be purchased directly from us at the public offering price pursuant to a stock purchase agreement with us in a private placement transaction subsequent to this offering, for an additional purchase price of approximately $55 million. Mr. Musk will pay the purchase price for these shares with the proceeds of a loan to be made by Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co. The terms of these loans were negotiated directly between Mr. Musk and Goldman Sachs Bank USA. See “Underwriting.”

This subsequent private placement is contingent on the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The purchase price for the shares sold will be paid directly to us subsequent to the closing of the sale of other shares of common stock offered hereby. We will receive the full proceeds and will not pay any underwriting discounts or commissions with respect to the shares that are sold in the private placement. The shares purchased in the subsequent private placement will be subject to registration rights.

PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the Nasdaq Global Select Market under the symbol “TSLA” since June 29, 2010. Prior to that time there was no public market for our stock. The following table sets forth for the indicated periods the high and low intraday sales prices per share for our common stock on the Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2011:
First Quarter	$28.71	$21.11
Second Quarter	$31.50	$24.20
Third Quarter	$30.44	$21.50
Fourth Quarter	$35.00	$22.93

Year Ended December 31, 2012:
First Quarter	$39.95	$22.64
Second Quarter	$38.47	$26.83
Third Quarter	$36.00	$25.52
Fourth Quarter	$35.80	$26.86

Year Ending December 31, 2013:
First Quarter	$40.00	$32.11
Second Quarter (through May 16, 2013)	$97.12	$40.21

The last reported sale price for our common stock on the Nasdaq Global Select Market was $92.20 per share on May 16, 2013. We estimate that there were approximately 553 holders of record of our common stock as of March  31, 2013.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with future credit agreements and other loan arrangements, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents, restricted cash, the current portion of long-term debt and capitalization as of March 31, 2013:

•	on an actual basis;

•

on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby and the sale of shares of our common stock to Mr. Musk in our subsequent private placement but not the application of the net proceeds therefrom as described in “Use of Proceeds;” and

•

on an as-further-adjusted basis to give effect to this offering of shares of common stock, the concurrent offering of $600 million aggregate principal amount of our 1.50% convertible senior notes due 2018 and our subsequent private placement, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds from this offering, our concurrent note offering and our subsequent private placement, as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2012 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, incorporated by reference herein.

	As of March 31, 2013
	Actual	As Adjusted for this Offering and Our Subsequent Private Placement	As Further Adjusted for this Offering, Our Subsequent Private Placement and the Concurrent Convertible Senior Note Offering
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$214,417	$578,468	$678,768	(1)

Restricted cash(2)	$21,763	$21,763	$7,163

Long-term debt, current portion	$50,841	$50,841	$—	(3)

Common stock warrant liability	$—	$—	$—
Capital lease obligations, less current portion	10,460	10,460	10,460
Long-term debt:
DOE Loan Facility, less current portion	388,785	388,785	—	(3)
1.50% convertible senior notes due 2018	—	—	600,000	(4)

Total long-term debt	388,785	388,785	600,000

Stockholders’ equity:
Preferred stock, par value $0.001; 100,000,000 shares authorized, no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted and as further adjusted	—	—	—

	As of March 31, 2013
	Actual	As Adjusted for this Offering and Our Subsequent Private Placement	As Further Adjusted for this Offering, Our Subsequent Private Placement and the Concurrent Convertible Senior Note Offering
	(unaudited)
	(in thousands, except share and per share data)
Common stock, par value $0.001; 2,000,000,000 shares authorized; 115,161,040 shares issued and outstanding, actual; 119,151,105 shares issued and outstanding, as adjusted and as further adjusted	115	119	119
Additional paid-in capital	1,222,825	1,586,872	1,535,972	(4)
Accumulated deficit	(1,054,357)	(1,054,357)	(1,054,357)

Total stockholders’ equity	168,583	532,634	481,734

Total capitalization	$567,828	$931,879	$1,092,194

(1)	Gives effect to the repayment in full of the DOE Loan Facility with $452.4 million of the net proceeds from this offering and our concurrent note offering, including payment of prepayment premium in connection with the early repayment of the DOE Loan Facility. Also gives effect to our net payment of approximately $50.9 million to enter into convertible note hedge and warrant transactions in connection with our concurrent note offering.
(2)	The restricted cash includes $14.6 million deposited in dedicated DOE accounts in accordance with the requirements of our DOE Loan Facility which will be used primarily for repayment of all principal and interest that will come due on June 15, 2013. Restricted cash also includes security deposits held by vendors as part of the vendors’ standard credit policies, security deposits related to lease agreements and equipment financing, and certain refundable reservation payments segregated in accordance with state consumer protection regulations. Upon consummation of this offering and our concurrent note offering and the repayment of the DOE Loan Facility in full, the $14.6 million deposited in dedicated DOE accounts will be returned to us by the DOE.
(3)	Gives effect to the repayment in full of the DOE Loan Facility with proceeds from this offering and our concurrent note offering.
(4)	Reflects on an as-further-adjusted basis the issuance of $600 million aggregate principal amount of 1.50% convertible senior notes due 2018 in the concurrent offering. In accordance with ASC 470-20, a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes does not reflect the debt discount that we will be required to recognize or the related increase to additional paid-in capital. Additional paid-in-capital is reduced as a result of the net cost of the convertible note hedge transactions and warrant transactions.

The number of shares of common stock that will be outstanding after this offering is based on the 115,161,040 shares outstanding as of March 31, 2013 and excludes:

•	24,862,301 shares of common stock issuable upon the exercise of options outstanding at March 31, 2013 at a weighted average exercise price of $21.77 per share;

•

3,085,011 shares of common stock issuable upon the exercise of a warrant granted to the DOE in connection with the closing of our DOE Loan Facility in January 2010, at an exercise price of $7.54 per share, and 5,100 shares of common stock issuable upon the exercise of a warrant granted to the DOE in May 2010, at an exercise price of $8.94 per share (we intend to use proceeds from this offering and our concurrent note offering to repay the DOE Loan Facility, which will result in termination of the warrants);

•	6,149,433 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 3,389,067 shares of common stock reserved for issuance under our 2010 Equity Incentive Plan and 2,760,366 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year; and

•

the shares of our common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent notes offering and the warrant transactions being entered into in connection therewith.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a summary of the material United States federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-United States holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any non-United States or other taxing jurisdiction or under any applicable tax treaty.

Non-United States Holder Defined

For purposes of this discussion, you are a non-United States holder if you are any holder other than:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number) or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-United States holder, dividends you receive that are effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

You generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and for a non-United States holder that is a corporation, such non-United States holder may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by United States source capital losses (even though you are not considered a resident of the United States) (subject to applicable income tax or other treaties); or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes, a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

United States Federal Estate Tax

Our common stock held (or treated as held) by an individual non-United States holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-United States status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation and Guidance Affecting Taxation of Our Common Stock Held By or Through Foreign Entities

Recently enacted legislation and administrative guidance (commonly referred to as FATCA) generally will impose a United States federal withholding tax of 30% on any dividends paid after December 31, 2013 and the proceeds of a sale of our common stock paid after December 31, 2016 to (i) a “foreign financial institution” (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the withholding agent with a certification identifying the direct and indirect United States owners of the entity. Under certain circumstances, a non-United States holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and the underwriter named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriter
Number of Shares
Goldman, Sachs & Co.	3,393,793

Total	3,393,793

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, through The Elon Musk Revocable Trust dated July 22, 2003, or the Trust, has indicated his preliminary interest in purchasing up to 487,857 shares of our common stock in this offering at the public offering price, for an aggregate purchase price of approximately $45 million.

If the underwriter sells more shares than the total number set forth in the table above, the underwriter has an option to buy up to an additional 509,069 shares from us to cover such sales. The underwriter may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 509,069 additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$1.029053	$1.029053
Total	$3,492,393	$4,016,252

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000. We have agreed to reimburse the underwriter for certain expenses in an amount up to $30,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.617433 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We, Elon Musk, our Chief Executive Officer and Chairman of the Board of Directors, and the Trust have agreed with the underwriter, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, or engage in any other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. With respect to issuances or sales by us, this agreement does not apply to any existing equity incentive plans, securities issued upon the exercise of options or upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding as of the date hereof, issuances of securities in connection with mergers or acquisitions we may make in an aggregate amount not to exceed 5% of our fully diluted outstanding stock as of the date hereof and other customary exceptions.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the notes may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter must:

(a) only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its respective affiliates have, from time to time, performed, and may in the future perform, a variety of these services for the issuer, for which they received or will receive customary fees and expenses. The underwriters are acting as underwriters in our concurrent convertible notes offering for which they will receive customary underwriting discounts and commissions.

Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., has made extensions of credit in the aggregate amount of $125 million to Elon Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, a portion of the proceeds of which Mr. Musk used to purchase our common stock. Goldman Sachs Bank USA has agreed to make additional extensions of credit in an aggregate amount of $150 million to Elon Musk and the Trust, which together with the currently outstanding $125 million would total $275 million. Mr. Musk will pay the purchase price for up to 487,857 shares of common stock he has indicated a preliminary interest in purchasing in this offering and the 596,272 shares of our common stock being purchased in a subsequent private placement with a portion of the proceeds of these additional extensions of credit to be made by Goldman Sachs Bank USA. Interest on these loans accrue at market rates. Goldman Sachs Bank USA received and will receive customary fees and expense reimbursements in connection with these loans. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co.

We are not party to these loans, which are full recourse against Mr. Musk and the Trust and other shares of capital stock of unrelated entities owned by Mr. Musk and the Trust. The terms of these loans were negotiated directly between Mr. Musk and Goldman Sachs Bank USA.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher & Bartlett LLP, Palo Alto, California, is acting as counsel to the underwriter.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on March 7, 2013 and on May 15, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

PROSPECTUS

Tesla Motors, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time, in one or more offerings, common stock, debt securities or any combination thereof as described in this prospectus. The debt securities may be convertible into our common stock. You should read this prospectus, any prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities. The prospectus supplement or free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If we use any agents, underwriters or dealers to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 6 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2013.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, references in this prospectus to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla Motors, Inc. and its subsidiaries.

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SUMMARY

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before making an investment in our securities, you should carefully read both this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to sell our common stock or debt securities unless accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

TESLA MOTORS, INC.

Overview

We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components. We own our sales and service network and have operationally structured our business in a manner that we believe will enable us to rapidly develop and launch advanced electric vehicles and technologies. We believe our vehicles, electric vehicle engineering expertise, and operational structure differentiates us from incumbent automobile manufacturers.

We are the first company to commercially produce a federally-compliant electric vehicle, the Tesla Roadster, which achieves a market-leading range on a single charge combined with attractive design, driving performance and zero tailpipe emissions. As of March 31, 2013, we had delivered approximately 2,450 Tesla Roadsters to customers in over 30 countries. While we have concluded the production run of the Tesla Roadster, its proprietary electric vehicle powertrain system is the foundation of our business. We modified this system for our Model S sedan and plan to continue to enhance it for use in our future electric vehicles, including our Model X crossover.

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We began shipments of our second vehicle, the Model S sedan, in June 2012, and achieved our steady-state production run rate of 20,000 vehicles per year in December 2012. In the quarter ended March 31, 2013, we delivered approximately 4,900 Model S vehicles to customers. Model S is a four door, five-passenger premium sedan that offers exceptional performance, functionality and attractive styling. Model S has won several awards, including the prestigious Motor Trend Car of the Year for 2013. In addition, Consumer Reports recently gave the Model S a score of 99 out of 100 and commented that the Model S performs better than any car that they have ever tested before. As of March 31, 2013, we had delivered over 7,500 Model S vehicles to customers in North America, and we plan to start deliveries of the Model S into select European countries this summer and Asian deliveries later in 2013.

We are adapting the platform architecture of the Model S to develop our Model X crossover, a prototype of which we revealed in February 2012. This unique vehicle has been designed to fill the niche between the roominess of a minivan and the style of an SUV, while having high performance features such as a dual motor all-wheel drive system.

In addition to developing our own vehicles, we provide services for the development of full electric powertrain systems and components, and sell electric powertrain components to other automotive manufacturers. We have provided development services and powertrain components to Daimler AG (Daimler) for its Smart fortwo and Mercedes-Benz A-Class and B-Class electric vehicles. We also have developed a full electric powertrain system for Toyota Motor Corporation (Toyota) for use in its RAV4 EV and began shipping production components to Toyota in 2012.

We were incorporated in 2003 in Delaware. As of March 31, 2013, we had 3,179 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Tesla Motors,” “Tesla Roadster,” “Model S,” “Model X” and other trademarks or service marks of Tesla appearing in this prospectus are the property of Tesla.

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RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows.

	Fiscal Year Ended					Three Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2013
Ratio of earnings to fixed charges(1)	—	—	—	—	—	3.7x

(1)	For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings were inadequate to cover the fixed charges by $82.7 million, $55.7 million, $155.0 million, $259.0 million and $403.3 million for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical facts contained in this prospectus and any prospectus supplement or free writing prospectus, including statements relating to European and Asian launch expectations of Model S; schedule for the introduction of future options and variants, production, delivery and volume expectations of Model S; vehicle demand, revenue, volume, gross margin, and spending targets; the schedule, development, and features of, and our ability to leverage the Model S platform for, Model X; our ability to execute multiple product development programs simultaneously; the expected benefits from working on the development programs with Daimler and Toyota; our ability to repay our loan facility with the Federal Financing Bank (FFB) and the United States Department of Energy (DOE), which we refer to as the DOE Loan Facility, including prior to the vesting of the related DOE warrants; and future store, service center and Tesla Supercharger opening and expansion plans are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: delays in maintaining current and future levels of production of Model S, including the ability of suppliers to supply parts at desired quality and quantity levels; our ability to achieve planned cost reductions and manufacturing and logistics efficiencies; our ability to design and achieve market acceptance of new vehicle models, specifically Model S and Model X; consumers’ willingness to adopt electric vehicles; our ability to manage our business consistent with the requirements of our DOE Loan Facility; risks associated with the ability to achieve the expected financial results from the development and production of powertrain systems for the Toyota RAV4 EV and vehicles for Daimler, including the completion of negotiations for an agreement for the supply of production powertrains for the Mercedes-Benz B-Class EV; competition in the automotive market generally and the alternative fuel vehicle market in particular; our ability to establish, maintain and strengthen our brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; our ability to establish, maintain and strengthen our relationships with strategic partners such as Daimler, Toyota and Panasonic; customers’ uptake of vehicles under our unique financing program and our ability to execute and manage such program effectively; and our ability to execute on our plans for our interactive retail strategy and for new store, service center and Tesla Supercharger openings. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, or future events, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section captioned “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.teslamotors.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

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RISK FACTORS

You should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

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DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

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PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•

We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

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We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•

We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell our securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, our legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on March 7, 2013 and May 15, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Tesla Motors, Inc. hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

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3,393,793 Shares

Tesla Motors, Inc.

Common Stock

Goldman, Sachs & Co.